 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: July 23, 2015
Contact: Anne-Marie Wright, Vice President, Corporate Communications
Phone: (801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2015

Non-GAAP Net Income Up 70% for 2Q
Revenues Up 7.2% for 2Q
Revenues Up 10% for 2Q and YTD When Adjusted for Constant Currency
Non-GAAP Gross Margin Up 80 Basis Points Over 2Q 2014
and Up 124 Basis Points Over 1Q 2015
Expense Discipline Continues
Tijuana, Mexico Facility Commences Production

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $138.1 million for the quarter ended June 30, 2015, an increase of 7% over revenues of $128.9 million for the quarter ended June 30, 2014. Revenues for the six-month period ended June 30, 2015 were a record $267.7 million, compared to $248.1 million for the corresponding period in 2014, an increase of 8%. The growth of revenues in constant currency would have been 10% for both the quarter and the six months ended June 30, 2015.
Merit’s non-GAAP net income for the quarter ended June 30, 2015 was $10.9 million, up 70%, or $0.25 per share, compared to $6.4 million, or $0.15 per share, for the quarter ended June 30, 2014.
Merit’s non-GAAP net income for the six months ended June 30, 2015 was $18.8 million, up 60%, or $0.42 per share, compared to $11.8 million, or $0.27 per share, for the corresponding period of 2014.
GAAP net income for the quarter ended June 30, 2015 was $7.4 million, up 99%, or $0.17 per share, compared to $3.7 million, or $0.09 per share, for the comparable quarter of 2014.
GAAP net income for the six-month period ended June 30, 2015 was $12.6 million, up 92%, or $0.28 per share, compared to $6.5 million, or $0.15 per share, for the corresponding period of 2014.

“We are pleased with the results of the second quarter as we continue to execute our plan,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “We are particularly pleased with the expense discipline that has contributed to the improvement in our operating results.”
“In the past two weeks we have commenced production in our new Tijuana, Mexico facility,” Lampropoulos continued. “We were able to initiate production with no significant interruption because of our agreement with our former contract manufacturer to transfer existing employees to our new facility. We were able to accomplish this with essentially no employee fallout which we believe will contribute to continued product quality with our trained and stable workforce. We anticipate that this facility will be a substantial contributor to our operating plan as we move forward.”
“Our product pipeline is stocked with strategic products that we intend to introduce over the next few quarters and which we believe will provide substantial momentum for 2016 and beyond,” Lampropoulos said.
In the second quarter of 2015, compared to the second quarter of 2014, Endotek sales rose 26%; catheter sales were up 12%; Malvern sales rose 10%; stand-alone device sales grew 9%; BioSphere sales increased 6%; custom kit and tray sales grew 4%; and inflation device sales decreased 1%. Excluding sales to an OEM customer, inflation device sales were up 1%.
For the six-month period ended June 30, 2015, compared to the six-month period ended June 30, 2014, Endotek sales increased 19%; catheter sales rose 14%; stand-alone device sales were up 8%; BioSphere sales grew 8%; custom kit and tray sales increased 7%; inflation device sales increased 4%; and Malvern sales were essentially flat. Excluding sales to an OEM customer, inflation device sales were up 3%.
Merit’s non-GAAP gross profit was 46.1% of sales for the quarter ended June 30, 2015, compared to 45.3% of sales for the quarter ended June 30, 2014. Non-GAAP gross profit was 45.5% of sales for the six months ended June 30, 2015, compared to 45.6% of sales for the six months ended June 30, 2014. GAAP gross profit was 44.1% of sales for the quarter ended June 30, 2015, compared to 43.2% of sales for the quarter ended June 30, 2014. GAAP gross profit for the six months ended June 30, 2015 and 2014 was 43.4% of sales. The increase in gross profit for the quarter ended June 30, 2015 was primarily related to a decrease in Merit’s Euro-based manufacturing expenses due to the weakening of the Euro against the U.S. Dollar.
Merit’s non-GAAP selling, general and administrative expenses for the second quarter of 2015 were 26.6% of sales, compared to 29.1% of sales for the second quarter of 2014. Non-GAAP SG&A expenses for the six months ended June 30, 2015 were 27.1%, compared to 29.5% of sales for the six months ended June 30, 2014. GAAP selling, general and administrative expenses for the second quarter of 2015 were 28.5% of sales, compared to 29.9% of sales for the second quarter of 2014. For the six-month period ended June 30, 2015, GAAP SG&A expenses were 28.5% of sales, compared with 30.4% of sales for the first six months of 2014. The decrease in SG&A expenses as a percentage of sales for both periods was primarily related to increased sales, as well as a decrease in Merit’s Euro-based SG&A expenses, primarily due to the weakening of the Euro against the U.S. Dollar of approximately $1.7 million and approximately $3.1 million, for the three-and six-month periods ended June 30, 2015, respectively, when compared to the corresponding periods for 2014.

Research and development costs during the second quarter of 2015 were 6.7% of sales, compared to 7.5% of sales for the second quarter of 2014. R&D costs were 7.1% of sales for the first six months of 2015, compared to 7.4% of sales for the corresponding period of 2014. The decrease in R&D expenses as a percentage of sales for both periods was primarily the result of higher sales and expenses that were relatively flat compared to the corresponding periods of 2014. Research and development expenses did not increase significantly for the three-and six- month periods ended June 30, 2015, when compared to the corresponding periods of 2014, primarily as the result of decreases in Merit’s Euro-based R&D expenses due to the weakening of the Euro against the U.S. Dollar.
Non-GAAP income from operations was $17.7 million, or 12.8% of sales for the quarter ended June 30, 2015, compared to $11.5 million, or 8.9% of sales for the quarter ended June 30, 2014. Non-GAAP income from operations was $30.5 million, or 11.4% of sales for the six months ended June 30, 2015, compared to $21.8 million, or 8.8% of sales for the six months ended June 30, 2014. GAAP income from operations was $12.2 million, or 8.9% of sales for the quarter ended June 30, 2015, compared to $7.4 million, or 5.7% of sales for the quarter ended June 30, 2014. GAAP income from operations for the six months ended June 30, 2015 was $20.9 million, or 7.8% of sales, compared to $13.9 million, or 5.6% of sales for the six months ended June 30, 2014. The increase in income from operations was primarily attributable to higher sales and leverage from lower operating expenses as a percentage of sales.
Merit’s effective tax rate for the second quarter of 2015 was 29.7%, compared with 26.9% for the second quarter of 2014. For the six-month period ended June 30, 2015, Merit’s effective tax rate was 30.1%, compared to 27.1% for the same period of 2014. The increase in the effective tax rate for both periods, when compared to the prior-year periods, was due primarily to the impact of certain tax benefits recognized during the second quarter of 2014.

CONFERENCE CALL
Merit invites all interested parties to participate in its conference call today, July 23, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (888) 359-3627, and the international number is (719) 325-2495. A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com.

BALANCE SHEET
(In thousands)

	June 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$12,102	$7,355
Trade receivables, net	67,397	72,717
Employee receivables	147	173
Other receivables	6,470	7,507
Inventories	92,721	91,773
Prepaid expenses	5,637	5,012
Prepaid income taxes	1,237	1,273
Deferred income tax assets	6,376	6,375
Income tax refunds receivable	270	155
Total Current Assets	192,357	192,340

Property and equipment, net	254,404	244,171
Other intangibles, net	106,236	110,308
Goodwill	184,423	184,464
Deferred income tax assets	9	9
Other assets	17,693	15,873
Total Assets	$755,122	$747,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	27,793	29,810
Accrued expenses	37,933	33,826
Current portion of long-term debt	10,000	10,000
Advances from employees	642	381
Income taxes payable	2,978	1,413
Total Current Liabilities	79,346	75,430

Deferred income tax liabilities	6,177	6,385
Liabilities related to unrecognized tax benefits	1,353	1,353
Deferred compensation payable	9,458	8,635
Deferred credits	2,806	2,891
Long-term debt	199,774	214,490
Other long-term obligation	3,410	2,722
Total Liabilities	302,324	311,906

Stockholders' Equity
Common stock	194,698	187,709
Retained earnings	262,537	249,962
Accumulated other comprehensive income	(4,437)	(2,412)
Total stockholders' equity	452,798	435,259
Total Liabilities and Stockholders' Equity	$755,122	$747,165

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

SALES	$138,082	$128,865	$267,659	$248,101

COST OF SALES	77,196	73,241	151,390	140,434

GROSS PROFIT	60,886	55,624	116,269	107,667

OPERATING EXPENSES
Selling, general and administrative	39,321	38,591	76,206	75,354
Research and development	9,202	9,641	18,874	18,421
Contingent consideration	121	8	243	19
Total	48,644	48,240	95,323	93,794

INCOME FROM OPERATIONS	12,242	7,384	20,946	13,873

OTHER INCOME (EXPENSE)
Interest income	79	79	132	146
Interest (expense)	(1,713)	(2,353)	(3,287)	(4,959)
Other income (expense)	(85)	(28)	195	(92)
Total other (expense) - net	(1,719)	(2,302)	(2,960)	(4,905)

INCOME BEFORE INCOME TAX EXPENSE	10,523	5,082	17,986	8,968

INCOME TAX EXPENSE	3,122	1,366	5,411	2,429

NET INCOME	$7,401	$3,716	$12,575	$6,539

EARNINGS PER SHARE-
Basic	$0.17	$0.09	$0.29	$0.15

Diluted	$0.17	$0.09	$0.28	$0.15

AVERAGE COMMON SHARES-
Basic	44,055	43,061	43,880	42,963

Diluted	44,517	43,310	44,332	43,272

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and six-month periods ended June 30, 2015 and 2014. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly-titled measures of other companies.
Merit Medical Systems, Inc.
Non-GAAP Income Statement

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Non-GAAP ADJUSTMENTS
GAAP net income	$7,401	$3,716	$12,575	$6,539

Acquisition costs	64	56	64	86
Severance	785	39	1,115	121
Termination Fee (a)	800	—	800	—
Long-term asset impairment charges (b)	—	287	14	321
Long-term debt issuance charges	247	247	494	494
Amortization of intangible assets
Cost of sales	2,797	2,784	5,568	5,521
SG&A expense	878	934	1,756	1,891
FV adjustment to contingent consideration (c)	121	8	243	19
Income tax effect of reconciling items (d)	(2,163)	(1,655)	(3,821)	(3,212)

Non-GAAP net income	$10,930	$6,416	$18,808	$11,780

Non-GAAP net income per share	$0.25	$0.15	$0.42	$0.27

Diluted shares used to compute Non-GAAP net income per share	44,517	43,310	44,332	43,272

The non-GAAP income adjustments referenced in the preceding table do not reflect stock-based compensation expense of approximately $565,000 and approximately $324,000 for each of the three-month periods ended June 30, 2015 and 2014, respectively, and stock-based compensation of approximately $1.1 million and approximately $663,000 for the six- month periods ended June 30, 2015 and 2014, respectively.
(a)    Costs associated the termination of our agreement with a third-party contract manufacturer in Tijuana, Mexico.
(b)    Amounts represent abandoned patents.

(c)    Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(d)    Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,300 people worldwide, with facilities in South Jordan, Utah; Angleton, Texas; Pearland, Texas, Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Rockland, Massachusetts and Tijuana, Mexico.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

# # #